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                                                                    EXHIBIT 3(d)



                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                SYSCO CORPORATION

     IT IS HEREBY CERTIFIED THAT:

     1. The name of the corporation (hereinafter referred to as the "Corporation") adopting the amendment specified below is:

                               Sysco Corporation.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH, Section A, and substituting in lieu of said Article the following new Article:

          "FOURTH: A. The total number of shares of stock which the corporation shall have authority to issue is One Billion One Million Five Hundred Thousand (1,001,500,000) shares, consisting of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of One Dollar ($1.00) each and One Billion (1,000,000,000) shares of Common Stock with a par value of One Dollar ($1.00) each. The corporation may issue fractional shares of stock, which shall be entitled to proportionate dividends, voting and liquidation rights."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted effective November 5, 1999 by all of the stockholders entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Signed and attested to be effective as of the 9th day of November, 1999.

                                            SYSCO CORPORATION

                                            /s/ MICHAEL C. NICHOLS
                                            ------------------------------------
                                            Michael C. Nichols
                                            Vice President, General Counsel, and
                                            Assistant Secretary
Attest:

/s/ KENT R. BERKE
---------------------------------
Kent R. Berke, Assistant Vice President
Assistant Secretary


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STATE OF TEXAS

COUNTY OF HARRIS

     BE IT REMEMBERED, that on the 9th day of November 1999, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came Michael C. Nichols, Vice President, General Counsel and Assistant Secretary of Sysco Corporation, who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

     GIVEN under my hand and seal on the 9th day of November, 1999.


                                                 /s/ LINDA F. HARTDEGEN
                                                 -------------------------------
                                                 Linda F. Hartdegen
                                                 Notary Public in and for the
                                                 State of Texas